EXHIBIT 4.5

DESCRIPTION OF SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

As of March 28, 2022, AEye, Inc., a Delaware corporation (“we”, “us”, “our” or the “Company”), has registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following classes of securities:

•Common Stock, par value $0.0001 per share (“Common Stock”); and
•Warrants to purchase one share of the Common Stock (“Warrants”).

The following description of these securities is a summary and does not purport to be complete. The description is subject to and qualified in its entirety by reference to (i) our Second Amended and Restated Certificate of Incorporation, filed on August 16, 2021 (the “Certificate of Incorporation”), (ii) our Amended and Restated Bylaws (the “Bylaws”), (iii) the Warrant Agreement, dated as of November 12, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), (iv) the Registration Rights Agreement, dated as of December 8, 2021, between the Company and Tumim Stone Capital LLC (the “Registration Rights Agreement”), and (v) the Form of Indemnification Agreement, each of which is filed or incorporated by reference as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.5 is a part.

General

Our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). Our authorized capital stock consists of 300,000,000 shares of Common Stock and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date referenced above, no shares of preferred stock are issued or outstanding.

Description of Common Stock

Voting Rights. Each holder of Common Stock is entitled to one (1) vote in person or by proxy for each share of the Common Stock held of record by such holder. The holders of shares of the Common Stock do not have cumulative voting rights.

Dividend Rights. Subject to any other provisions of the Certificate of Incorporation, each holder of Common Stock is entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board of Directors (the “Board”) from time to time out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of Common Stock are entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Other Matters. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including any series of preferred stock which we may designate in the future. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Listing. The Common Stock is listed for trading on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “LIDR”.

Transfer Agent. Continental Stock Transfer & Trust Company acts as the transfer agent of the Common Stock.

Description of Preferred Stock

Under the terms of the Certificate of Incorporation, our Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on our capital stock, diluting the voting power of the Common Stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of the Company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Description of Warrants

Form. The Warrants were issued under the Warrant Agreement. The material terms and provisions of the Warrants are summarized below, but the following description is subject to, and qualified in its entirety by, the Warrant Agreement and the form of Warrant.

Exercisability. The Warrants are currently exercisable and may be exercised at any time up to five (5) years from August 16, 2021 or earlier upon redemption or liquidation, as applicable, at the option of each holder by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. If the Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), the Company may, at its option, require holders of certain Warrants who exercise such Warrants to exercise on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in the Warrant Agreement, and in the event the Company so elects, the Company is not be required to file or maintain in effect a registration statement for the registration under the Securities Act of the Common Stock issuable upon exercise of the Warrants.

Notwithstanding the foregoing, the Warrants that were issued by us on November 12, 2020 pursuant to that certain Private Placement Units Agreement (the “Private Placement Warrants”) with CF Finance Holdings III, LLC (“Sponsor”) may be exercised pursuant to a “cashless exercise” so long as such Private Placement Warrant is held by Sponsor or its permitted transferees (as defined in the Warrant Agreement).

Exercise Price. Each Warrant represents the right to purchase one share Common Stock at an original exercise price of $11.50 per share, subject to adjustments as described in the Warrant Agreement, including a stock split or similar events and payments of certain dividends to the Common Stock.

Redemption. Other than the Private Placement Warrants, the Company may, at its option, redeem all of the outstanding Warrants at any time while they are exercisable and prior to their expiration upon notice to the holders thereof, at the price of $0.01 per Warrant, provided that (i) the last sales price of the Common Stock reported has been at least $18.00 per share (subject to adjustments as described in the Warrant Agreement), on each of twenty (20) trading days within the thirty (30) trading day period ending on the third trading day prior to the date on which the notice of redemption is given and (ii) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the redemption period, or the Company has elected to require the exercise of the Warrants on a “cashless basis”. The Warrants may be exercised at any time after notice of redemption shall have been given by the Company and prior to the redemption date.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Warrant.

Listing. The Warrants are listed for trading on the NASDAQ under the symbol “LIDRW”.

Warrant Agent. Continental Stock Transfer & Trust Company acts as the warrant agent and transfer agent for the Warrants.

Registration Rights

The Company is a party to the Registration Rights Agreement entered in connection with a transaction pursuant to which Tumim Stone Capital LLC has committed to purchase the Company’s Common Stock. The Registration Rights Agreement requires the Company to prepare and file a registration statement to cover the resale under the Securities Act of registrable securities held by Tumim Stone Capital LLC.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated therein, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

•on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof: a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the corporation of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the Certificate of Incorporation or the Bylaws, effective 12 months after adoption. Our Certificate of Incorporation and Bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our Common Stock and deprive stockholders of opportunities to realize a premium on shares of Common Stock held by them.

Certificate of Incorporation and Bylaw Provisions

In addition to the board of directors’ ability to issue shares of preferred stock, our Certificate of Incorporation and Bylaws (the “Charters”) contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

•our Charters classify the board of directors into three classes with staggered three-year terms (except for certain initial year terms);

•under our Charters, our board of directors may enlarge the size of the board and fill the vacancies;

•our Charters provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention a specified period in advance and provides us with certain required information;

•our Charters provide that stockholders may remove our directors only for cause;

•our Charters provide that stockholders who wish to bring business before the stockholders at our annual meeting must provide advance notice;

•our Charters provide that, except for limited exceptions, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; and

•our Charters provide that special meetings of stockholders may only be called by the chairman of our Board, our Chief Executive Officer or our Board pursuant to a resolution adopted by a majority of our Board.

Our Charters also provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•any derivative action or proceeding brought on our behalf;

•any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders;

•any action asserting a claim arising pursuant to any provision of the DGCL or our Charters; or

•any action asserting a claim governed by the internal affairs doctrine.

Our Charters further provide that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the company is deemed to have notice of and consented to the foregoing provision.

Quorum. Unless otherwise required by the DGCL or other applicable law, the holders of a majority of the voting power of our capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the certificate of incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as the Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.

Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Bylaws may be amended, altered or repealed (A) by the affirmative vote of a majority of our entire Board; or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Company, or establishing or enforcing a right to indemnification under the indemnification agreement.